Exhibit 10.1


                              EMPLOYMENT AGREEMENT
                              --------------------

               This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of this 1st day of April, 2000, by and between Catskill Savings Bank, a stock savings bank organized and operating under the laws of the United States and having its executive office at 341 Main Street, Catskill, New York 12414 (hereinafter referred to as the "Bank"), and Wilbur J. Cross, residing at 45 Prospect Avenue, Catskill, New York 12414.

               WHEREAS, Mr. Cross is currently serving as Chairman, President and Chief Executive Officer of the Bank pursuant to an Employment Agreement dated April 1, 1998;

               WHEREAS, certain deficiencies have been identified in such 1998 Employment Agreement which the parties agree are inequitable; and

               WHEREAS, the Board of Directors of the Bank (the "Board") believes it is in the best interests of the Bank to enter into this Agreement with Mr. Cross in order to correct such deficiencies, assure continuity and reinforce and encourage the continued attention and dedication of Mr. Cross to his assigned duties without distraction; and

               WHEREAS, the Board has approved and authorized the execution of this Agreement and Mr. Cross is agreeable thereto.

               NOW, THEREFORE, in consideration of the mutual covenants and obligations of the parties hereto hereinafter set forth, it is agreed as follows:

1.             Definitions.
               ------------

               (a) The term "Change in Control" means: (1) an event of a nature that (i) results in a change in control of the Bank or of Catskill Financial Corporation, the Delaware corporation which owns all of the Bank's stock (the "Holding Company"), within the meaning of the Home Owners' Loan Act and 12 C. F.
R. Part 574 as in effect on the date hereof; or (ii) would be required to be reported in response to Item 1 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); (2) any person (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly of securities of the Bank or the Holding Company representing 25% or more of the Bank's or the Holding Company's then outstanding securities; (3) individuals who are members of the board of directors of the Bank or the Holding Company on the date hereof (each the "Incumbent Board") cease, for any reason, to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Holding Company's stockholders was approved by the nominating committee serving under an Incumbent Board, shall be considered a member of the Incumbent Board; or (4) a reorganization, merger, consolidation, sale of all or substantially all of the assets of the Bank or the Holding Company or a similar transaction in which the Bank or the Holding Company is not the resulting entity. The term "Change in Control" shall not include an acquisition of securities by: (1) the trustee of an employee benefit plan of the Bank or the Holding Company; (2) a corporation owned, directly or indirectly, by the stockholders of the Holding Company in substantially the same proportions as their ownership of stock of the Holding Company; or (3) Mr. Cross, or any group otherwise constituting a person in which Mr. Cross is a member.

               (b) The term "Commencement Date" means April 1, 2000.

               (c) The term "Date of Termination" means the date upon which Mr. Cross ceases to serve as Chairman, President and Chief Executive Officer of the Bank.

               (d) The term "Voluntary Termination" means termination of the employment by Mr. Cross by resignation upon 90 days written notice but shall not include resignation following a Change in Control (see subparagraph 1(e) below), or material breach of this Agreement (see subparagraph 1(e) below) or disability.

               (e) The term "Involuntary Termination" means termination of the employment of Mr. Cross by the Bank for any reason other than those reasons which constitute Termination for Cause (see subparagraph 1(f),(below). Involuntary Termination shall also include termination of the employment by Mr. Cross as a result of his resignation, upon 30 days written notice, following a Change in Control or material breach of this Agreement such as a material diminution or interference with his duties, responsibilities and benefits as Chairman, President and Chief Executive Officer of the Bank, including (without limitation) any of the following actions unless consented to in writing by Mr.
Cross: (i) a change in the principal workplace of Mr. Cross to a location (i) outside of a 30 mile radius from 341 Main Street, Catskill, New York or (ii) other than the Bank's executive office; (2) a material demotion of Mr. Cross;
(3) a material reduction in the number or seniority of other Bank personnel reporting to Mr. Cross or a material reduction in the number or frequency with which, or in the nature of the matters with respect to which, such personnel are to report to Mr. Cross, other than as part of a Bank- or Holding Company-wide reduction in staff; (4) a material adverse change in Mr. Cross's salary, perquisites, benefits, contingent benefits or vacation; (5) a material permanent increase in the required hours of work or the workload of Mr. Cross; and (6) a material reduction in the support services and facilities available to Mr. Cross in connection with his performance of his duties and responsibilities.

               (f) The term "Termination for Cause" means termination of the employment of Mr. Cross because of his personal dishonesty, incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of this Agreement. Mr. Cross shall not be deemed to have been Terminated for Cause unless and until there shall have been delivered to him a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Mr. Cross and an opportunity for him, together with his counsel, to be heard before the Board), stating that, in the good faith opinion of the Board, Mr. Cross has engaged in conduct described in this subparagraph 1(f), and specifying the particulars thereof in detail.


2.             Term.
               ----

               The term of this Agreement shall be a period of 3 years commencing on the Commencement Date, subject to earlier termination as provided herein. Beginning on the first anniversary of the Commencement Date, and on each anniversary thereafter, the term of this Agreement shall be extended for a period of one year in addition to the then-remaining term, provided that (i) the Bank has not given notice in writing to Mr. Cross at least 90 days prior to such anniversary that the term of this Agreement shall not be extended further; and
(ii) prior to such anniversary, the Board of the Bank explicitly reviews and approves the extension. Reference herein to the term of this Agreement shall refer to both such initial term and such extended terms.


3.             Employment.
               ----------

               (a) Mr. Cross is employed as Chairman, President and Chief Executive Officer of the Bank and, except to the extent allowed under subparagraph 3(b), below, shall devote his full business time and attention to the business and affairs of the Bank and the Holding Company and use his best efforts to advance their interests. He shall render such administrative and management services as are customarily performed by persons situated in similar executive capacities, and shall have such other powers and duties, not inconsistent with his title and office, as the Board may prescribe from time to time. Mr. Cross shall have such authority as is necessary or appropriate to carry out his assigned duties and shall report directly to the Board.

               (b) Mr. Cross may engage in personal business and investment activities for his own account and serve as a member of the board of directors of such business, community and charitable organizations as he may disclose, in advance, to the Board from time to time so long as such activities and services do not materially interfere with the performance of his duties under this Agreement or involve entities which either compete with the Bank or may be reasonably expected to negatively impact on the Bank's standing and reputation in the community it serves.

4.             Compensation.
               ------------

               (a)           Salary.
                             ------

               The Bank agrees to pay Mr. Cross during the term of this Agreement, not less frequently than monthly, the salary established by the Board, which shall be at least equal to Mr. Cross's salary in effect as of the Commencement Date. The amount of Mr. Cross's salary shall be reviewed by the Board, at least annually beginning not later than the first anniversary of the Commencement Date. Adjustments in salary or other compensation shall not limit or reduce any other obligation of the Bank under this Agreement. Mr. Cross's salary in effect from time to time during the term of this Agreement shall not thereafter be reduced. At each anniversary of the commencement date following a Change in Control, Mr. Cross's salary shall be increased at least by multiplying it by the greater of: (1) the quotient of (i) the U.S. Department of Labor Consumer Price Index for all Urban Consumers (N.Y.-Northeastern N.J.) for January of the then current calendar year divided by (ii) the U.S. Department of Labor Consumer Price Index for all Urban Consumers (N.Y.-Northeastern N.J.) for January of the immediately preceding calendar year; and (2) the quotient of (i) the average annual rate of salary, determined as of the first business day of such calendar year, of the officers of the Bank (other than Mr. Cross) who are assistant vice president or more senior officers, divided by (ii) the average annual rate of salary, determined as of the first business day of the immediately preceding calendar year, of the officers of the Bank (other than Mr. Cross) who are assistant vice presidents or more senior officers.


               (b)       Discretionary Bonuses.
                         ---------------------

               Mr. Cross shall be entitled to participate in an equitable manner with all other executive officers of the Bank in such discretionary bonuses as are authorized and declared by the Board to its executive employees. No other compensation provided for in this Agreement shall be deemed to substitute for Mr. Cross's right to participate in such bonuses when and as declared by the Board.

               (c)       Expenses.
                         --------

               Mr. Cross shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services under this Agreement in accordance with the policies and procedures applicable to executive officers of the Bank, provided that he accounts for such expenses as required under such policies and procedures.


5.             Benefits.
               --------

               (a)       Participation in Retirement and Employee Benefit Plans.
                         ------------------------------------------------------


               Mr. Cross shall be entitled to participate in all plans relating to pension, thrift, profit-sharing, group life and disability insurance, medical and dental coverage, education, cash bonuses, and other retirement or employee benefits or combinations thereof, in which the Bank's executive officers participate.

              (b)       Fringe Benefits.
                        ---------------

               Mr. Cross shall be eligible to participate in, and receive benefits under, any fringe benefit plans which are or may become applicable to the Bank's executive officers.

               (c)      Vacations, Personal Days.
                        ------------------------

               Mr. Cross shall be entitled to no less than 5 weeks of annual paid vacation and 20 annual paid personal days.

6.             Termination of Employment.
               -------------------------

               (a)      Involuntary Termination.
                        -----------------------

               The Board may terminate Mr. Cross's employment at any time. In the event of Involuntary Termination other than in connection with a Change in Control, the Bank shall:


               (1) at Mr. Cross's election, pay to Mr. Cross or his estate, either: i) his salary for the remaining term of this Agreement at the rate in effect immediately prior to the Date of Termination, payable in such manner and at such times as such salary would have been payable under Section 4 if Mr. Cross had continued to be employed by the Bank, or ii) a lump sum payment, made within 30 days of the Date of Termination, in an amount equal to the present value of the salary that Mr. Cross would have earned had he continued to be employed by the Bank for the remaining term of his Agreement, where such present value is to be computed using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code") compounded using the compounding periods corresponding to the Bank's regular payroll periods for its officers;

               (2) pay to Mr. Cross or his estate, a lump sum payment, made within 30 days of the Date of Termination, in an amount equal to the present value of the annual bonuses Mr. Cross would have received had he continued to be employed for the remaining term of this Agreement, it being assumed for the purposes of such calculation that on account of each calendar year of the remaining term, Mr. Cross would have received an annual bonus in an amount no less than the amount of the last annual bonus he received prior to the Date of Termination or the average of the amounts of the last three annual bonuses he received prior to the Date of Termination, whichever is greater, where such present value is to be computed using a discount rate equal to the applicable short-term federal rate prescribed under section 1274(d) of the Code;

               (3) pay to Mr. Cross or his estate, a lump sum payment, made within 30 days of the Date of Termination, in an amount equal to the present value of the additional Bank or Holding Company contributions to which Mr. Cross would have been entitled under the Bank's 401(k) Plan, the Holding Company's Employee Stock Ownership Plan, and any other qualified and non-qualified defined contribution plans maintained by, or covering employees of, the Bank or the Holding Company, as if Mr. Cross were 100% vested thereunder and had continued to be employed for the remaining term of this Agreement at the highest rate of salary achieved hereunder and had made the maximum amount of employee contribution, if any, required or permitted under such plans, where such present value is to be computed on the basis of a discount rate equal to the applicable Pension Benefit Guarantee Corporation rate, compounded using a compounding period that corresponds to the frequency with which employer contributions are made to the relevant plan;

               (4) pay to Mr. Cross or his estate, a lump sum payment, made within 30 days of the Date of Termination, in an amount equal to the excess, if any, of: (ii) the present value of the benefits to which he would be entitled under the Bank's defined benefit pension plan if he had the additional years of service that he would have had if he were 100% vested thereunder and had continued to be employed for the remaining term of this Agreement at the highest rate of salary hereunder, determined as if the plan had continued in effect without change in accordance with its terms as of the day prior to the Date of Termination and as if such benefits were payable beginning on the first day of the month coincident with or next following the Date of Termination, over (ii) the present value of the benefits to which Mr. Cross is actually entitled under the Bank's defined benefit pension plan as of the Date of Termination, where such present value is to be determined using a discount rate equal to the applicable short-term federal rate prescribed under Section 1274(d) of the Code and the mortality tables prescribed under Section 72 of the Code;

               (5) at the election of the Bank made within 30 days following the Date of Termination, upon the surrender of options or appreciation rights issued to Mr. Cross under any stock option or appreciation rights plan or program maintained by, or covering the employees of the Bank or the Holding Company, a lump sum payment in an amount equal to the product of : (i) the excess of (A) the fair market value of a share of stock of the same class as the stock subject to the option or appreciation right, determined as of the Date of Termination, over (B) the exercise price per share for such option or appreciation right, as specified in such plan or program, multiplied by (ii) the number of shares with respect to which the options or appreciation rights are being surrendered.

               For the purposes of this paragraph 6(a)(5), Mr. Cross shall be deemed vested in all options and appreciation rights awarded under such plan or program, even if he is not vested under the terms of such plan or program.

               (6) at the election of the Bank made within 30 days following the Date of Termination, upon the surrender of any shares awarded to Mr. Cross under any restricted stock plan maintained by, or covering employees of, the Bank or the Holding Company, a lump sum payment in an amount equal to the product of:

               i) the fair market value of a share of stock of the same class of stock granted under such plan, determined as of the Date of Termination, multiplied by ii) the number of shares that are being surrendered.

               For the purposes of this paragraph 6(a)(6), Mr. Cross shall be deemed fully vested in all shares awarded under such plan, even if he is not vested under the terms of such plan.

               (7) provide to Mr. Cross and his dependents for the remaining term of this Agreement, the same life, health and disability insurance benefits, including post-retirement benefits, as the Bank maintained for its executive officers on the Effective Date, reduced by the amount of any such insurance benefits provided to Mr. Cross by a subsequent employer. This paragraph 6 (a)(7) shall be construed so that, if Mr. Cross retires during the remaining term of this Agreement, the Bank shall provide to him and his dependents during such remaining term and thereafter during his retirement, the same post-retirement benefits maintained by the Bank for its executive officers on the Effective Date;

               (8) provide to Mr. Cross and his dependents such other benefits, if any, to which he and his dependents would have been entitled under the employee benefit plans and programs maintained for the benefit of the Bank's officers in accordance with the terms of such plans and programs in effect immediately prior to the Date of Termination. The Bank and Mr. Cross acknowledge and agree that: (i) the damages that Mr. Cross may incur following such Involuntary Termination cannot be accurately measured as of the Commencement Date and would be difficult or impossible to establish or prove after the Date of Termination; and (ii) the payments and benefits provided in this paragraph 6(a) are reasonable damages under the circumstances and shall be payable without any requirement that Mr. Cross prove actual damages or try to mitigate damages.


               (b)           Termination for Cause.
                             ---------------------

               In the event of Termination for Cause, the Bank shall (1) pay Mr. Cross his salary and benefits through the Date of Termination, (2) pay him for unused vacation days, and (3) have no further obligations to him under this Agreement.

               (c)           Voluntary Termination.
                             ---------------------

               Mr. Cross's employment may be voluntarily terminated by him at any time by resignation. In the event of such Voluntary Termination, the Bank shall be obligated to (1) pay to Mr. Cross his salary and benefits through the Date of Termination, (2) pay him for unused vacation days, and (3) have no further obligations to him under this Agreement.

               (d)           Change in Control.
                             -----------------

               In the event of Involuntary Termination in connection with or within 12 months after a Change in Control, the Bank shall, subject to paragraph 7 of this Agreement, (1) pay to Mr. Cross an amount equal to 299% of his "base amount" as defined in 26 U.S.C. Section 28OG, which payment shall be made in three equal installments, the first within 10 days after the Date of Termination, the second on the fifth business day of January of the next succeeding calendar year and the third on the fifth business day of January of the second succeeding calendar year, (2) provide to Mr. Cross during the remaining term of this Agreement substantially the same life, health and disability insurance benefits as the Bank maintained for its executive officers immediately prior to the Date of Termination, and (3) provide to Mr. Cross such other benefits, if any, to which he and his family and dependents would have been entitled as a former officer or the family or dependents of a former officer under the employee benefit plans and programs maintained for the benefit of the Bank's officers in accordance with the terms of such plans and programs in effect immediately prior to the Date of Termination.

               (e)           Death, Disability.
                             -----------------

               In the event of the death of the Mr. Cross during the term of this Agreement, within 60 days following such death his estate, or such person(s) as he may have designated in writing, shall be entitled to receive from the Bank a death benefit, payable through life insurance or otherwise, which is equal to two times Mr. Cross's then current salary. If Mr. Cross becomes disabled as defined in the Bank's then current disability plan, if any, or if he is otherwise unable to serve as Chairman, President and Chief Executive Officer, this Agreement shall continue in full force and effect, except that the salary paid to Mr. Cross shall be reduced by any disability insurance payments made to him on policies of insurance maintained by the Bank at its expense. In addition, in the event of the death or disability of Mr. Cross during the term of this Agreement, Mr. Cross and his family and dependents (in the event of disability) and his family and dependents (in the event of death) shall be provided with such benefits as they would have been entitled to receive as a former officer or the family or dependents of a former officer under the employee benefit plans and programs maintained for the benefit of the Bank's officers in accordance with the terms of such plans and programs in effect immediately prior to the death or disability.

               (f)           Temporary Suspension or Prohibition.
                             -----------------------------------

               If Mr. Cross is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under
Section 8(e)(3) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(3) and (g)(1), the Bank's obligations under this Agreement, other than those which have vested, shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (1) pay Mr. Cross all or part of the compensation withheld while its obligations under this Agreement were suspended and (2) reinstate in whole or in part any of its obligations which were suspended.

               (g)           Permanent Suspension or Prohibition.
                             -----------------------------------

               If Mr. Cross is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under
Section 8(e)(4) or (g)(1) of the FDIA, 12 U.S.C. Section 1818(e)(4) and (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

               (h)           Default of the Bank.
                             -------------------

               If the Bank is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of the contracting parties.

               (i)           Termination by Regulators.
                             -------------------------

All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank by the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time: (1) the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the FDIA; or (2) the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank; or (3) the Director or his or her designee determines the Bank to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by any such action.

7.             Certain Reduction of Payments by the Bank.
               -----------------------------------------

               Notwithstanding any other provision of this Agreement, if payments under this Agreement, together with any other payments received or to be received by Mr. Cross in connection with a Change in Control would cause any amount to be nondeductible by the Bank for federal income tax purposes pursuant to 26 U.S.C. Section 28OG, then benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize payments to Mr. Cross without causing any amount to become nondeductible by the Bank. Mr. Cross shall determine the allocation of such reduction among payments to him.

8.             No Mitigation.
               -------------

               Mr. Cross shall not be required to mitigate the amount of any salary or other payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Mr. Cross as the result of employment by another employer unless explicitly stated herein, by retirement benefits after the Date of Termination or otherwise.

9.             Indemnification and Insurance.
               -----------------------------

               The Bank shall, at its sole expense, continue in effect for the benefit of Mr. Cross, all policies of directors and officers liability insurance and charter, bylaw or other provisions for indemnification, defense or hold harmless of officers or directors of the Bank that were in effect on the Date of Termination, with respect to all of Mr. Cross's acts and omissions while an officer or director of the Bank, as fully as if the termination of employment had not occurred, and until the final expiration of all periods of limitation against action applicable to such acts or omissions.

10.            Attorneys Fees.
               --------------

               In the event the Bank exercises its right of Termination for Cause, but it is determined by a court of competent jurisdiction or by an arbitrator pursuant to Paragraph 18 that cause did not exist for such termination, or if it is determined by a court or arbitrator that the Bank has failed to meet any of its obligations or abide by any of the terms of this Agreement, Mr. Cross shall be entitled to reimbursement for all reasonable costs, including attorneys' fees, incurred in challenging such termination or enforcing such obligations or terms. Such reimbursement shall be in addition to all rights to which Mr. Cross is otherwise entitled under this Agreement.

11.            No Assignments.
               --------------

               (a) This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to Mr. Cross, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effectiveness of any such succession or assignment shall be a breach of this Agreement and shall entitle Mr. Cross to compensation from the Bank in the same amount and on the same terms as the compensation pursuant to Paragraph 7(d) hereof. For purposes of implementing the provisions of this Paragraph 11(a), the date on which any such succession becomes effective shall be deemed the Date of Termination.

               (b) This Agreement and all rights of Mr. Cross hereunder shall inure to the benefit of and be enforceable by his personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Mr. Cross should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or if there is no such designee, to his estate.

12.            Notice.
               ------

               For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, if to the Bank at its executive office, to the attention of the Board with a copy to the Secretary of the Bank, or, if to Mr. Cross, to his home at the address stated above, unless notice of a change of address has been given pursuant hereto.

13.            Amendments.
               ----------

               No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

14.            Headings.
               --------

               The headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

15.            Severability.
               ------------

               The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

16.            Waiver.
               ------

               Failure, by either party, to insist on strict compliance with any of the terms or conditions hereof shall not be deemed a waiver of such term or condition.

17.            Governing Law.
               -------------

               This Agreement shall be governed by the laws of the United States to the extent applicable and otherwise by the laws of the State of New York.

18.            Arbitration.
               -----------

                Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Albany, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Catskill Savings Bank

By:  /s/ Allan Oren                              /s/ Wilbur J. Cross
     --------------                              -------------------
     Director                                    Wilbur J. Cross